Exhibit 99.1

SOUTHWEST AIRLINES NAMES CHIEF OF OPERATIONS

DALLAS – Aug. 7, 2006 /PRNewswire-FirstCall/ – Southwest Airlines (NYSE:LUV) announced today that Mike Van de Ven, Executive Vice President of Aircraft Operations, will become the carrier’s new Chief of Operations reporting to Southwest’s CEO Gary Kelly, effective Sept. 1, 2006.

As Executive Vice President and Chief of Operations, Van de Ven, 44, will oversee all operating departments at Southwest, including Ground Operations; Inflight and Provisioning; Flight Operations; Maintenance and Engineering; Flight Dispatch; and Safety, FAA Airport Security, and Environmental Services.

In addition to Executive Vice President of Aircraft Operations, Van de Ven has held several other leadership roles at Southwest, including Senior Vice President of Planning and Vice President of Financial Planning and Analysis. Prior to joining Southwest in 1993 as the Director of Internal Audit, he was a Senior Audit Manager at Ernst & Young in Dallas.

“Mike is a gifted leader and has been serving Southwest in various roles since 1993,” Kelly said. “He was, and remains, focused on continuing to improve Southwest’s ability to deliver safe, reliable, efficient, and enjoyable travel experiences for our Customers. Additionally, we are proud that we have such capable leaders ready to step up and take on added or new responsibilities.”

Southwest also announced two other leadership changes, effective Sept. 1, 2006:

•	Daryl Krause, currently Vice President of Inflight, will expand his duties and become the new Senior Vice President of Inflight and Provisioning.

•	Scott Halfmann, currently Senior Director of Provisioning, will be the new Vice President of Provisioning.

Southwest Airlines is the nation’s largest carrier based on domestic passenger boardings. The airline, based in Dallas, operates more than 3,100 daily departures in 62 states and has more than 32,000 Employees nationwide.